PROSPECTUS                 Pricing Supplement No. 3153
Dated January 10, 1995     Dated June 9, 1998
PROSPECTUS SUPPLEMENT      Rule 424(b)(3)-Registration Statement
                           No.333-07469
Dated January 25, 1995
              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                 (Redeemable Fixed Rate Notes)
Trade Date:  June 9, 1998

Settlement Date (Original Issue Date):  June 12, 1998

Maturity Date:  June 12, 2013

Principal Amount (in Specified Currency): US$25,000,000

Price to Public (Issue Price):The  Notes are being purchased  by the  Underwriter  at 100.00%  of  their
                         principal  amount and will be  sold  at
                         varying prices to be determined at  the
                         time  of sale. For any Notes sold  with
                         more  than  a  de  minimis  amount   of
                         original  issue discount,  see  "United
                         States   Tax  Considerations"  in   the
                         accompanying   Prospectus   Supplement.
                         For  further  information with  respect
                         to   any   discounts,  commissions   or
                         profits  on resales of Notes  that  may
                         be  deemed  underwriting  discounts  or
                         commissions,     see      "Plan      of
                         Distribution" below.

Agent's Discount or Commission:     The  Notes will be  sold  at
                         varying prices to be determined by  the
                         Underwriter at the time of each sale.

Net Proceeds to Issuer:  US$25,000,000

Interest Rate Per Annum:  6.40%

Interest Payment Date(s):
       XX                June  12th  and December 12th  of  each
       year, commencing December 12, 1998 (with respect to the period from and including June 12, 1998 to but excluding
       December 12, 1998).

       ___      Other:

Form of Notes:
    X  DTC registered                ____  non-DTC registered


CAPITALIZED  TERMS  USED IN THIS PRICING  SUPPLEMENT  WHICH  ARE
DEFINED  IN  THE PROSPECTUS SUPPLEMENT SHALL HAVE  THE  MEANINGS
ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.
                      (Fixed Rate Notes)
                           Page 2
                      Pricing Supplement No. 3153
                      Dated June 9, 1998
                      Rule   424(b)(3)-Registration  Statement
                      No.333-07469

Repayment, Redemption and Acceleration

Initial Redemption Date:       June 12, 1999, and thereafter  on
                               any  Interest Payment  Date  (See
                               "Additional    Terms--Redemption"
                               below)

Initial Redemption Percentage: 100%

Optional Repayment Date:       Not applicable ("N/A")

Annual Redemption Percentage Reduction: N/A
Modified Payment Upon Acceleration:     N/A

Original Issue Discount:

  Amount of OID:  N/A
  Yield to Maturity:  N/A
  Interest Accrual Date:  N/A
  Initial Accrual Period OID:  N/A

Amortizing Notes:

  Amortization Schedule:  N/A

Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A
  Option Value Calculation Agent:  N/A
  Option Election Date(s):  N/A

Indexed Notes:

  Currency Base Rate:  N/A
  Determination Agent:  N/A

                      (Fixed Rate Notes)
                           Page 3
                      Pricing Supplement No. 3153
                      Dated June 9, 1999
                      Rule   424(b)(3)-Registration  Statement
                      No.333-07469
Additional Terms:

  Interest.

  Accrued interest on the Notes for each Interest Period shall be calculated and paid based on the number of days in such Period divided by 360 (the number of days in such Period to be calculated on the basis of a year of 360 days consisting of twelve 30-day months). As a result, the amount payable on each Interest Payment Date will remain constant irrespective of the actual number of days that have elapsed since the preceding Interest Payment Date.

  Optional Redemption.

  The Company may at its option elect to redeem the Notes in whole on June 12, 1999 or on any Interest Payment Date thereafter (each such date, an "Optional Redemption Date") at 100% of their principal amount plus accrued interest to but excluding the date of redemption (the "Redemption Date"). In the event the Company elects to redeem the Notes, notice will be given to registered holders not more than 60 nor less than 30 days prior to the Redemption Date.

  Certain Covenants of the Company.

  As of August 1, 1996, the Company entered into a supplemental indenture with The Chase Manhattan Bank, as trustee (the "Trustee"), eliminating the covenants of the Company described in the Prospectus under the caption "Certain Covenants of the Company". Consequently, the information under such caption is not applicable to the Notes. As of February 27, 1997, the Company entered into a Third Amended and Restated Indenture with the Trustee. References in the accompanying Prospectus Supplement and Prospectus to "Indenture" shall be amended to refer to such Third Amended and Restated Indenture.

Additional Information:

  General.

  At March 28, 1998, the Company had outstanding indebtedness totalling $138.313 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at March 28, 1998 excluding subordinated notes payable after one year was equal to $137.616 billion.

                      (Fixed Rate Notes)
                      Page 4
                      Pricing Supplement No. 3153
                      Dated June 9, 1998
                      Rule   424(b)(3)-Registration  Statement
                      No.333-07469

  Consolidated Ratio of Earning to Fixed Charges.

  The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

           Year Ended December 31, Three Months Ended
     1993  1994  1995  1996 1997   March 28,1998
     1.62  1.63 1.51   1.53 1.48   1.54

  For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

  Documents Incorporated by Reference.

  The information contained in the Prospectus in the first paragraph of text under the caption "Documents Incorporated by Reference" is hereby amended in its entirety, as follows: There are hereby incorporated in the Prospectus by reference the Company's Annual Report on Form 10-K for the year ended December 31, 1997, and the Company's Quarterly Report on Form 10-Q for the quarter ended March 28, 1998, heretofore filed with the Securities and Exchange Commission pursuant to the
  Securities Exchange Act of 1934, as amended, to which reference is hereby made.

Plan of Distribution:

  The Notes are being purchased by Salomon Brothers Inc. (the "Underwriter"), as principal, at the Issue Price of 100.00% of the aggregate principal amount. The Underwriter has advised the Company that the Underwriter proposes to offer the Notes from time to time for sale in negotiated transactions or otherwise, at prices determined at the time of sale.

  The  Company  has agreed to indemnify the Underwriter  against
  certain   liabilities,   including   liabilities   under   the
  Securities Act of 1933, as amended.